(RELATIVE TSR VESTING)
FORM OF NON-QUALIFIED STOCK OPTION AWARD (this “Award”) dated as of the Date of Grant set forth on the Certificate of Grant to which this Award is attached (the “Grant Date”) between Aramark (formerly known as ARAMARK HOLDINGS CORPORATION), a Delaware corporation (the “Company”), and the Participant set forth on the Certificate of Grant of the Options attached to this Award and made a part hereof (the “Certificate of Grant”).
WHEREAS, the Company, acting through the Committee (as such term is defined in the Plan) or a subcommittee thereof, has agreed to grant to the Participant, as of the Grant Date, an option under the Aramark 2013 Stock Incentive Plan (as may be amended, the “Plan”) to purchase a number of shares of Common Stock on the terms and subject to the conditions set forth in this Award, the Certificate of Grant and the Plan.
NOW, THEREFORE, in consideration of the promises and agreements contained in this Award:
Section 1.The Plan. The terms and provisions of the Plan are hereby incorporated into this Award as if set forth herein in their entirety. In the event of a conflict between any provision of this Award and the Plan, the provisions of the Plan shall control. A copy of the Plan has been provided to the Participant. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Plan and the Certificate of Grant.
Section 2.Option Award; Exercise Price; Exercise of Vested Option. Effective on the Grant Date, on the terms and subject to the conditions of the Plan and this Award, the Company hereby grants to the Participant the option to purchase the number of Shares set forth on the Certificate of Grant (the “Option”), at the Exercise Price equal to the Exercise Price as set forth on the Certificate of Grant. Upon any exercise of any portion of any Vested Options, the payment of the Exercise Price may be made, at the election of the Participant, in any manner specified under Section 7(d) of the Plan, as such section is in effect on the Grant Date. The Option is not intended to qualify for federal income tax purposes as an “incentive stock option” within the meaning of Section 422 of the Code.
Section 3.Term. The term of the Option (the “Option Term”) shall commence on the Grant Date and expire on the Expiration Date set forth on the Certificate of Grant, unless the Option shall have sooner been terminated in accordance with the terms of the Plan (including, without limitation, Section 13 of the Plan) or this Award.
Section 4.Vesting. Subject to the Participant’s not having a Termination of Relationship prior to the Vesting Date and except as otherwise set forth in Section 7 hereof, the Options shall become non-forfeitable and exercisable (any Options that shall have become non-forfeitable and exercisable pursuant to this Section 3, the “Vested Options”) as follows:
(a)subject to the satisfaction of the Relative TSR Condition, as set forth on Schedule I, in such percentage set forth on the Certificate of Grant multiplied by the applicable TSR Multiplier on the later of (x) date such achievement is certified by the Committee (the “Determination Date”) and (y) the Vesting Date; or
(b)in the event of a Termination of Relationship as a result of the Participant’s death, Disability, or Retirement (other than a “Retirement with Notice” as defined below) (each, a “Special Termination”), which occurs prior to the Determination Date, the Options shall remain outstanding and unvested through the Determination Date, and the Specified Portion (as defined below) of the Options scheduled to vest on the Determination Date shall become Vested Options as of the Determination Date subject to the satisfaction of the Relative TSR Condition set forth on Schedule I, and the remaining Options which do not become vested pursuant to this paragraph shall be automatically forfeited; for purposes of this Section 4(b), the term “Specified Portion” shall mean (x) one-third (1/3) multiplied by the TSR Multiplier if the Special Termination occurs prior to the beginning of the second fiscal year of the “Performance Period” (as defined in Schedule I), (y) two-thirds (2/3) multiplied by the TSR Multiplier if the Special Termination occurs on or after the beginning of the second fiscal year of the Performance Period and prior to the beginning of the third fiscal year of the Performance Period and (z) the entire amount multiplied by the TSR Multiplier if the Special Termination occurs on or after the beginning of the third fiscal year of the Performance Period; or
(c)upon a Termination of Relationship as a result of the Participant’s Retirement with Notice, the Options shall be treated as described in Section 4(b), except that the term “Specified Portion” shall mean the entire amount multiplied by the TSR Multiplier;
(d)in the event of (i) the occurrence of a Change of Control and (ii) thereafter, a Termination of Relationship of the Participant by the Company or any of its Affiliates (or successors in interest) without Cause or by the Participant for Good Reason that occurs prior to the second anniversary of the Change of Control and prior to the Vesting Date, then, subject to the satisfaction of the Relative TSR Condition set forth on Schedule I, the number of outstanding Options which have not theretofore become Vested Options pursuant to Section 4(a) multiplied by the TSR Multiplier shall become Vested Options on the date of such Termination of Relationship.
(e)Except as otherwise provided above with respect to a Special Termination or Retirement with Notice, upon a Termination of Relationship for any reason, the unvested portion of the Option (i.e. , that portion which does not constitute Vested Options) shall terminate and cease to be outstanding on the date the Termination of Relationship occurs and shall no longer be eligible to become Vested Options; provided, however, that in the case of a Termination of Relationship after the Vesting Date but prior to the Determination Date, the unvested portion of the Option shall remain outstanding and eligible to vest (if at all) on the Determination Date based on the applicable TSR Multiplier set forth on Schedule I.
As used herein, the term “Retirement with Notice” means the Participant’s retirement from the Company and its Affiliates after providing the Company with at least 12 months’ prior written notice of such intended retirement (and with such notice having been delivered upon or after the Participant’s attainment of age 62) and achieving 5 years of employment with the Company and its Affiliates; provided, however, that if the Company involuntarily terminates the Participant without Cause or the Participant dies or incurs a Disability after the Participant delivers the notice described in this sentence, such termination shall not fail to qualify as a “Retirement with Notice” by virtue of the termination occurring less than 12 months after the notice date. All decisions by the Committee with respect to any calculations pursuant to this Section 4 shall be made in good faith after consultation with senior management and shall be final and binding on the Participant absent manifest error by the Committee.
Section 5.Restriction on Transfer. The Option may not be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by the Participant, except (i) if permitted by the Board or the Committee, (ii) by will or the laws of descent and distribution or (iii) pursuant to beneficiary designation procedures approved by the Company, in each case, in compliance with applicable laws. The Option shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions of this Award or the Plan shall be null and void and without effect.
Section 6.Participant’s Employment. Nothing in this Award shall confer upon the Participant any right to continue in the employ of the Company or any of its Affiliates or interfere in any way with the right of the Company and its Affiliates, in their sole discretion, to terminate the Participant’s employment or to increase or decrease the Participant’s compensation at any time.
Section 7.Termination. The Option shall automatically terminate and shall become null and void, be unexercisable and be of no further force and effect upon the earliest of:
(a)If Relative TSR Condition set forth on Schedule I has not been satisfied, the Determination Date;
(b)the Expiration Date;
(c)in the case of a Termination of Relationship due to a Special Termination, with respect to any Vested Options as of the Termination of Relationship or Options that become vested following the date of the Termination of Relationship subject to the satisfaction of the Relative TSR Condition set forth on Schedule I, the first anniversary of the later of (x) the Termination of Relationship and (y) the date such Options become vested;
(d)in the case of a Retirement with Notice, with respect to any Vested Options as of the Termination of Relationship or Options that become vested following the date of the Termination of Relationship subject to the satisfaction of the Relative TSR Condition set forth on Schedule I, the third anniversary of the later of (x) the Termination of Relationship and (y) the date such Options become vested;
(e)in the case of a Termination of Relationship other than (x) for Cause or (y) due to a Special Termination or Retirement with Notice, the 90th day following the Termination of Relationship; and
(f)the day of the Termination of Relationship in the case of a Termination of Relationship for Cause.
Section 8.Data Protection. By accepting this Award, the Participant consents to the processing (including international transfer) of personal data as set out in Exhibit A attached hereto for the purposes specified therein and to any additional or different processes required by applicable law, rule or regulation.
Section 9.No Rights as Stockholder. The Participant shall not have any rights of a stockholder of the Company until shares of Common Stock have been issued pursuant to the exercise of the Options hereunder and until such shares have been registered in the Company’s register of stockholders (including, without limitation, the right to any payment of any dividends paid on Shares (which prohibition does not prevent the Company, in its discretion, from providing dividend equivalent payments to the Participant or reducing the exercise price in respect of the Option pursuant to the Plan)).
Section 10.No Acquired Rights. The Committee or the Board has the power to amend or terminate the Plan at any time and the opportunity given to the Participant to participate in the Plan and the grant of this Award is entirely at the discretion of the Committee or the Board and does not obligate the Company or any of its Affiliates to offer such participation in the future (whether on the same or different terms). The Participant’s participation in the Plan and the receipt of this Award is outside the terms of the Participant’s regular contract of employment and is therefore not to be considered part of any normal or expected compensation and that the termination of the Participant’s employment under any circumstances whatsoever will give the Participant no claim or right of action against the Company or its Affiliates in respect of any loss of rights under this Award or the Plan that may arise as a result of such termination of employment.
Section 11.Notices. All notices, claims, certifications, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by nationally-recognized overnight courier, by telecopy, email or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:
If to the Company, to it at:
If to the Company, to:
Aramark
ARAMARK Tower
1101 Market Street
Philadelphia, PA 19107-2988
Attention: Head of Human Resources
If to the Participant, to him or her at the address set forth on the signature page hereto; or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such notice or other communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery (or if such date is not a business day, on the next business day after the date of delivery), (b) in the case of nationally-recognized overnight courier, on the next business day after the date sent, (c) in the case of telecopy transmission, when received (or if not sent on a business day, on the next business day after the date sent), and (d) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.
Section 12.Waiver of Breach. The waiver by either party of a breach of any provision of this Award must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach.
Section 13.Governing Law. THIS AWARD WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF NEW YORK WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AWARD, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.
Section 14.Withholding. As a condition to exercising this Option in whole or in part, the Participant will pay, or make provisions satisfactory to the Company for payment of, any Federal, state, local and other applicable taxes required to be withheld in connection with such exercise in a manner that is set forth in Section 7(d) of the Plan.

Section 15.Adjustment to Option. In the event of any event described in Section 12 of the Plan occurring after the Grant Date, the adjustment provisions (including cash payments) as provided for under Section 12 of the Plan shall apply.
Section 16.Section 409A of the Code. This Option is intended to constitute a “stock right” within the meaning of Section 409A of the Code, and shall otherwise be subject to the provisions of Section 14(v) of the Plan.
Section 17.Modification of Rights; Entire Agreement. The Participant’s rights under this Award, the Certificate of Grant and the Plan may be modified only to the extent expressly provided under this Award or under Sections 14(a) and (b) of the Plan. This Award, the Certificate of Grant and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior written or oral negotiations, commitments, representations and agreements with respect thereto. For the avoidance of doubt, this Award, the Certificate of Grant and the Plan do not supersede any "Restrictive Covenant Agreement" (as defined below) or employment agreement between the Participant and the Company or its Affiliates.
Section 18.Clawback upon Breach of Restrictive Covenants. In the event the Participant breaches the Participant’s “Restrictive Covenant Agreement” (as defined below) at any time during the Participant’s employment with the Company or within two years following the termination thereof, then without limiting any other remedies available to the Company (including, without limitation, remedies involving injunctive relief), the Participant shall immediately forfeit any remaining unvested portion of the Option and the Participant shall be required to return to the Company all Shares previously issued in respect of the Option (net of exercise price paid) to the extent the Participant continues to own such Shares or, if the Participant no longer owns such Shares, the Participant shall be required to repay to the Company the pre-tax cash value of such Shares calculated based on the Fair Market Value of such Shares on the date such Shares were issued to the Participant in respect of the Option. As used herein, the “Restrictive Covenant Agreement” means any agreement between the Participant and the Company or its Affiliates (including, without limitation, any agreement relating to employment and post-employment competition) subjecting the Participant to confidentiality, non-solicitation, non-competition and/or other restrictive covenants in favor of the Company or its Affiliates.
Section 19.Severability. It is the desire and intent of the parties hereto that the provisions of this Award be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Award shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Award or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Award or affecting the validity or enforceability of such provision in any other jurisdiction.
Name:    [(Per Certificate of Grant)]

Date:    [Acceptance Date]

[Note: Grant will be accepted electronically.]

Exhibit A
DATA PROTECTION PROVISION

(a)
By participating in the Plan or accepting any rights granted under it, the Participant consents to the collection and processing by the Company and its Affiliates of personal data relating to the Participant by the Company and its Affiliates and/or agents so that they can fulfill their obligations and exercise their rights under the Plan, issue certificates (if any), statements and communications relating to the Plan and generally administer and manage the Plan, including keeping records of participation levels from time to time. Any such processing shall be in accordance with the purposes and provisions of this data protection provision. References in this provision to the Company and its Affiliates include the Participant's employer.

These data will include data:
(i)already held in the Participant's records such as the Participant's name and address, ID number, payroll number, length of service and whether the Participant works full-time or part time;
(ii)collected upon the Participant accepting the rights granted under the Plan (if applicable); and
(iii)subsequently collected
by the Company or any of its Affiliates and/or agents in relation to the Participant's continued participation in the Plan, for example, data about shares offered or received, purchased or sold under the Plan from time to time and other appropriate financial and other data about the Participant and his or her participation in the Plan (e.g., the date on which the shares were granted, termination of employment and the reasons of termination of employment or retirement of the Participant).

(b)	This consent is in addition to and does not affect any previous consent provided by the Participant to the Company or its Affiliates.

(c)
In particular, the Participant expressly consents to the transfer of personal data about the Participant as described in paragraph (a) above by the Company and its Affiliates and/or agents. Data may be transferred not only within the country in which the Participant is based from time to time or within the EU or the European Economic Area (“EEA”), but also worldwide, to other employees and officers of the Company and its Affiliates and/or agents and to the following third parties for the purposes described in paragraph (a) above:

(i)Plan administrators, transfer agents, auditors, brokers, agents and contractors of, and third party service providers to, the Company or its Affiliates such as printers and mail houses engaged to print or distribute notices or communications about the Plan;
(ii)regulators, tax authorities, stock or security exchanges and other supervisory, regulatory, governmental or public bodies as required by law;
(iii)actual or proposed merger or acquisition partners or proposed assignees of, or those taking or proposing to take security over, the business or assets or stock of the Company or its Affiliates and their agents and contractors;
(iv)other third parties to whom the Company or its Affiliates and/or agents may need to communicate/transfer the data in connection with the administration of the Plan, under a duty of confidentiality to the Company and its Affiliates; and
(v)the Participant's family members, physicians, heirs, legatees and others associated with the Participant in connection with the Plan.
Not all countries, where the personal data may be transferred to, have an equal level of data protection as in the EU or the EEA. Countries to which data are transferred include the USA and Bermuda.

The Participant may access, modify, correct or withdraw consent to process most Personal Information about the Participant by contacting the local data protection officer in the country in which the Participant is based. Please note, however, that certain Personal Information about the Participant may be exempt from such access, correction, objection, suppression or deletion rights pursuant to applicable data protection laws, if the Participant has a complaint regarding the manner in which personal information relating to the Participant is dealt with, the Participant should contact the appropriate local data protection officer referred to above.

(d)
The processing (including transfer) of data described above is essential for the administration and operation of the Plan. Therefore, in cases where the Participant wishes to participate in the Plan, it is essential that his/her personal data are processed in the manner described above. At any time the Participant may withdraw his or her consent.